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                                                                EXHIBIT 3C(1)

3c-1    The following is a schedule of non accrual loans and loans past due 90 days and over:

                                    March 31
                        1998                                1997
                   Past due     non accrual            Past due    nonaccrual
                   90 days or                          90 days or
                   more                                more

Real Estate Loans                    90                   3           0
Installment Loans    11                                  16           6
Commercial Loans                                                      1